                                                                     EXHIBIT 6.1


                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 20th day of August, 1995, by and between Canadian Venture Founders I Limited Partnership, a partnership governed under the laws of Ontario ("CVFLP"), Western Growth Corporation, a Nevada corporation ("Western"), and L. Dee Hall (the "Principal").

     WHEREAS, Western is a corporation whose shares are quoted on the National Association of Securities Dealers' (the "NASD") OTC Bulletin Board (the "Bulletin Board");

     WHEREAS, CVFLP is a partnership whose assets consist primarily of the securities of other corporations; and

     WHEREAS, CVFLP desires to transfer, and Western desires to acquire, all of the assets of CVFLP, upon the terms and subject to conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Transfer and Acquisition of Assets.

     1.1. Transferred Assets. Upon the terms and subject to the conditions contained in this Agreement, and for the consideration set forth in Section 1.3, CVFLP will, at the Closing (as defined in Section 1.4), transfer to Western all of CVFLP's right, title and interest in and to the following assets and rights (the "Transferred Assets"):

     (a) Securities. Each of the securities of Biorem Biological Remediation and Waste Treatment Corporation, Dantec Systems Corporation, Ecoval Technologies Inc., Solaria Research Enterprises Ltd., Terra Care International Corporation, Omphalos Recovery Systems Inc., Canadian Venture Founders Leasing Corporation and Cryptech Systems Inc. (the "CVFLP-Owned Entities") bene-ficially owned by CVFLP including, without limitation, all of the common shares and convertible debentures set forth on Schedule 3.3 hereto (the "CVFLP-Owned Securities").

     (b) Cash and Cash Equivalents. All of CVFLP's accounts receivable, notes receivable, cash-on-hand, prepaid expenses and deposits, deposits in bank accounts and marketable securities other than the CVFLP-Owned Securities.

     1.2. Assumption of Liabilities. Upon the transfer of the Transferred Assets on the Closing Date in accordance with this Agreement, Western shall assume all liabilities and obligations of CVFLP.

     1.3. Consideration. Upon the terms and subject to the conditions contained herein and in consideration of, and in full payment for, the aforesaid acquisition of the Transferred Assets, at the Closing, Western shall issue, transfer and deliver or cause to be delivered to CVFLP, 9,527,835 shares of Western's common stock, par value $0.001 (the "Western Common Stock"), 25,000 shares of Western's preferred stock, par value $.001 (the "Western Preferred Stock and 1,905,567 restricted warrants (the "Warrants") to purchase Western Common Stock (collectively, the "Western Securities"). Immediately after the Closing, CVFLP will own 79.5% of the issued and outstanding shares of Western Common Stock, 100% of the issued and outstanding shares of Western Preferred Stock, and 100% of the issued and outstanding Warrants. The Western Securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. Persons (as that term is defined in Regulation S under the Securities
Act), unless an exemption from the registration requirements of the Securities Act is available.

     1.4. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at such time and place as may be agreed upon by the parties. The time and date of the Closing is sometimes referred to herein as the "Closing Date."

     2. Representations, Warranties and Agreements of Western and the Principal. Western and the Principal jointly and severally represent and warrant to and agree with CVFLP as follows:

     2.1.  Corporate Organization.   Western is a corporation duly organized,
validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted. Western is duly qualified or licensed to do business as a foreign corporation in good standing in all the jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so duly qualified or licensed would not have material adverse effect on the business, operations or financial condition of Western. Western does not own, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest of any kind in any business, joint venture, partnership or other entity. The copies of the Certificate of Incorporation and Bylaws of Western heretofore delivered to CVFLP are complete and correct copies of such instruments as presently in effect.

     2.2. Authorization. Western has the full corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by Western pursuant hereto (the "Additional Western Documents") and to consummate the transactions contemplated hereby and thereby (other than the approval of the transactions contemplated by this Agreement by a majority of the outstanding shares of Western Common Stock pursuant to Nevada law). The execution and delivery of this Agreement and the Additional Western Documents and the consummation of the transactions contemplated hereby and thereby have been validly authorized by Western's Board of Directors and no other corporate proceedings on the part of Western are necessary to authorize this Agreement or the Additional Western Documents or to consummate the transactions contemplated hereby or thereby (other than shareholder approval as described in the first sentence of this Section 2.2). The Principal has the requisite power, capacity and authority to enter into this Agreement and the Additional Western Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Western Documents have been duly and validly executed and delivered by Western and the Principal and assuming that this Agreement and the Additional CVFLP Documents have been duly and validly executed and delivered by CVFLP, constitute legal, valid and binding obligations of Western and the Principal enforceable against each of them in accordance with their respective terms.

     2.3. Capitalization. The authorized capital stock of Western consists of 50,500,000 shares, of which 500,000 are shares of Western Preferred Stock and 50,000,000 are shares of Western Common Stock, of which 2,456,863 shares of Western Common Stock are issued and outstanding and no shares of Western Preferred Stock are issued and outstanding. All issued and outstanding shares of Western Common Stock are validly issued, fully paid and nonassessable and have been issued in compliance with all applicable state and federal securities laws and free of any preemptive rights or other similar restrictions with respect thereto. Other than the Warrants to be issued to CVFLP, there are no securities outstanding which are convertible into or exercisable or exchangeable for shares of capital stock of Western and there are no outstanding options, rights, contracts, warrants, subscriptions, conversion rights or other agreements or commitments pursuant to which Western may be required to purchase, redeem, issue or sell any shares of capital stock or other securities of Western or in any way relating to the issuance or voting of any capital stock or other securities of Western.

     2.4. Authorization and Issuance of Western Securities. The issuance of the Western Securities contemplated by this Agreement has been duly authorized by Western and, upon delivery by CVFLP to Western of the Transferred Assets, the Western Securities will be validly issued, fully paid and nonassessable, free and clear of all Liens (as defined in Section 2.5) and restrictions.

     2.5. Consents and Approvals; Non-Contravention. Neither the execution, delivery or performance of this Agreement or of any of the Additional Western Documents, nor the consummation by Western of the transactions contemplated hereby or thereby, nor compliance by Western with any of the provisions hereof or thereof will (a) violate any provision of Western's Certificate of Incorporation or Bylaws, (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) require any consent, approval or authorization under any contract, agreement, lease or other instrument or obligation, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Western or any of its respective properties or assets or (e) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any loss of a material benefit) under, or result in the creation or imposition of (or the obligation to create or impose) any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature (a "Lien") upon any of the respective properties or assets of Western under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Western is a party or by which Western or any of its respective properties or assets may be bound.

     2.6. Western Financial Statements. The audited balance sheets of Western at June 30, 1995, December 31, 1994, 1993 and 1992, the statements of operations for four months ended April 30, 1995, and the years ended December 31, 1994, 1993 and 1992, the statement of stockholders' equity from January 2, 1986 through April 30, 1995 and the statement of cash flows for the four months ended April 30, 1995, and the years ended December 31, 1994, 1993 and 1992, heretofore delivered to CVFLP (collectively, the "Western Financial Statements"), fairly present the financial condition of Western as of the dates and for the periods indicated and, except as disclosed in Section 2.6 of the Disclosure Schedule, have been prepared in accordance with generally accepted accounting principles as historically and consistently applied.

     2.7. Interim Change. Since December 31, 1994, Western has been operating only in, and has not engaged in any material transaction other than in the ordinary course of business and consistent with past practice and has not, since December 31, 1994, incurred any expense, accrued or otherwise, in excess of $500.00, other than expenses incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby (the "Western Transaction Expenses") which may not, without the prior written consent of CVFLP, exceed $15,000.

     2.8. No Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or reserved against in the Western Financial Statements, and other than current liabilities which were incurred, and obligations under agreements, commitments or contracts entered into, in the ordinary course of business and consistent with past practice and not in excess of $500.00, Western has no liabilities or obligations of any nature (whether absolute or accrued, known or unknown, contingent or otherwise and whether due or to become due) other than the Western Transaction Expenses.

     2.9. Litigation. There is no claim, action, suit, inquiry, proceeding or investigation pending or, to the best knowledge of Western and the Principal, threatened against or involving Western or affecting any of the respective properties or assets of Western, or which in any manner seeks injunctive or other non-monetary relief or seeks to prevent, enjoin, alter or delay any transaction contemplated hereby, nor is there any basis for any such claim, action, suit, inquiry, proceeding or investigation. Western is not subject to any order, writ, injunction or decree.

     2.10. No Violation. Western is not in breach or violation of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default), any term, condition or provision of (a) its Articles of Incorporation or By-Laws, (b) any order, writ, decree, statute, rule or regulation applicable to Western or any of its respective properties or assets or (c) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Western is a party or by which Western or any of its respective properties or assets may be bound. Western has, and is in compliance with, all such licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities as are necessary in order to enable it to own and conduct its business as currently conducted and as proposed to be conducted and to enter into the transactions contemplated hereby, the lack of which, under applicable law, rule or regulation, (x) would render legally impermissible the transactions contemplated by this Agreement or which might result in a material limitation of the benefits expected to be derived by CVFLP as a result of the transactions contemplated hereby or (y) might have a material adverse effect on the business, operations, prospects, properties, assets (including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of Western or CVFLP or any of its subsidiaries or affiliates (a "Material Adverse Effect").

     2.11. Title to Assets. Western has good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet due), to all of the assets, real property, interest in real property, rights, franchises, copyrights, trademarks, trade names, licenses and properties tangible or intangible, real or personal, wherever located which are used in the conduct of the business conducted by Western (the "Assets"), other than property that is leased or licensed. Western has valid and enforceable leases or licenses, as the case may be, with respect to the Assets consisting of property that is leased or licensed, under which there exists no default, event of default or event which, with notice or lapse of time or both, would constitute a default.

     2.12.  Contracts and Commitments.

     (a) Schedule 2.13(a) sets forth a complete and accurate list of all of the following contracts and agreements (whether written or oral) of Western (such contracts and agreements set forth in Schedule 2.13(b) being "Material Contracts"):

            (i) credit agreements, notes, indentures, security agreements, pledges, guarantees of or agreements to acquire any such debt obligation of others or similar documents relating to indebtedness for borrowed money to which Western is a party or by which any of its assets are bound, restricted or encumbered;

            (ii) all employment, consulting, severance or termination agreements;

            (iii) all agreements, or group of related agreements with the same party or any group of affiliated parties, under which Western has or has agreed to lease any property as lessee or lessor; and

            (iv) all deeds, title documents, title reports or similar documents related to any real property owned by Western.

     (b) Except as set forth in Schedule 2.13(b):

            (i) Western has no outstanding contract with respect to the employment of any officer, individual, employee, director, agent, consultant, advisor, salesperson, representative or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time, part-time, contract or consulting basis which is not terminable by Western on notice without cost or other liability to Western;

            (ii) Western has no pension, profit-sharing, bonus, severance pay, retirement, hospitalization, insurance, stock purchase, stock option or other benefit plan, arrangement, understanding or agreement with or for the benefit of any Person (a "Benefit Plan") or any other employment or consulting agreement that contains any severance or termination pay, liability or obligation;

            (iii) Western has no Benefit Plan applicable to employees generally;

            (iv)   Western has no employee to whom it is paying a salary;

            (v) Western is not restricted by any agreement from carrying on its business in any material respect anywhere in the world;

            (vi) Western does not have any outstanding loan to any individual, corporation, partnership, trust, or other entity or group (a "Person");

            (vii) Western does not have any power of attorney outstanding or any obligation or liability (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

            (viii) there exists no voting trust, stockholders' agreement, pledge agreement or buy-sell agreement relating to any securities of Western which is or will be in effect as of the Closing;

             (ix) Western does not have any agreement or obligation (contingent or otherwise) to issue or sell or to repurchase or otherwise acquire or retire any shares of its capital stock or any of its other equity securities; and

             (x) Western does not have any other contract which is material to its business, operations or prospects or any other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1, if Western were registering securities under the Securities Act on such form.

     (c) Each Material Contract: (i) is, to the best knowledge of Western and the Principal, valid and binding on the other party or parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither Western nor, to the best knowledge of Western and the Principal, any other party to any Material Contract or any contract or agreement referenced in this Section 2.13 is in breach of, or default under, such Material Contract or such other contract or agreement, respectively.

     2.14. Access to CVFLP Information. Western hereby represents that (a) it has been furnished by CVFLP during the course of this transaction with all information regarding CVFLP and the CVFLP-Owned Entities which it has requested, (b) all documents that have been reasonably requested by Western have been made available for Western's or its counsel's inspection and review,
(c) it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of CVFLP concerning the terms and conditions of the transfer of the Transferred Assets to it by CVFLP, as consideration for its transfer of the Western Securities to CVFLP, and (d) any other additional information which it has requested has been provided. Western hereby agrees and acknowledges that the terms of this Agreement represent the definitive terms of its acquisition of the Transferred Assets and shall supersede any terms set forth in any memorandum, document or term sheet and any discussion, agreement or understanding of any and every nature among the parties hereto.

     2.15. Environmental Matters. Since its inception, Western has not (a) engaged in any activities regulated by federal, state or local environmental laws, (b) disposed of any materials other than ordinary office trash and sanitary garbage or (c) used, generated, manufactured or stored any Hazardous Materials. For the purposes of this Agreement, "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) any similar federal, state or local law; or (iii) regulations promulgated under any of the above laws or statutes.

     2.16.  Taxes.

     (a) All returns, declarations, reports, estimates, information returns, and statements (collectively, "Tax Returns") required to be filed by Western for all periods ending on or before the Closing Date have been (or will be) timely filed, and all such Tax Returns are true, correct and complete. Western is not required to file any state Tax Returns other than in the State of Nevada.

     (b) Western has timely paid all Taxes due or claimed to be due by it to any federal, state, local or foreign taxing authority in respect to periods (or any portion thereof) ending on or before the Closing Date.

     (c) There are no liens for Taxes upon the assets of Western except liens for Taxes not yet due and payable.

     (d) No deficiency for any Taxes has been proposed, asserted or assessed against Western which has not been resolved and paid in full. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by Western.

     (e) No audit or other proceeding by any federal, state, local or foreign court, governmental, regulatory, administrative or similar authority are presently pending with respect to any Taxes or Tax Return of Western.

     (f) Western is not a party to, is not bound by nor has any obligation under, any Tax sharing agreement or similar contract or arrangement. No power of attorney has been granted by Western with respect to any matter relating to taxes which is currently in force.

     (g) For purposes of this Agreement, "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalties, additions to tax or other additional amounts imposed with respect thereto, imposed by any taxing authority (domestic or foreign).

     2.17. Brokers, Dealers and Market Makers. The complete list of Western's market makers is set forth on Schedule 2.17 to this Agreement. To the best knowledge of Western and the Principal, none of the brokers, dealers or market makers for the Western Common Stock have been or are currently subject to any NASD disciplinary proceedings. The corporate information statement, dated March 8, 1994, which was delivered to each of Western's brokers, dealers and market makers pursuant to Section 15c2-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), was when filed and continues to be true and correct in all material respects.

     2.18. No Trading Suspension Orders. No trading suspension order has been issued by the Securities and Exchange Commission (the "SEC") pursuant to
Section 12(k) of the Securities Act with respect to the Western Common Stock, nor has any public release been issued by the SEC announcing any such trading suspension order, and to the best knowledge of Western and the Principal, no such order is contemplated by the SEC.

     2.19. Not an Investment Company. Western is not an open-end investment company or unit investment trust registered or required to be registered or a closed-end investment company required to be registered, but not registered, under the Investment Company Act of 1940, as amended.

     2.20. Number of Western Shareholders. As of July 18, 1995, the number of shareholders "of record" as defined in Rule 12g5-1 under the Exchange Act was 425.

     2.21. Material Information. No representation or warranty set forth in this Section 2, to the best knowledge of Western and the Principal, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     3. Representations and Warranties of CVFLP. CVFLP hereby represents and warrants to Western as follows:

     3.1. Organization. CVFLP is a limited partnership formed under the Limited Partnerships Act (Ontario) and has the power and authority to own or lease its properties and to carry on its business as it is presently being conducted.

     3.2. Authorization. The general partner of CVFLP has been duly authorized for and on behalf of CVFLP to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by CVFLP pursuant hereto (the "Additional CVFLP Documents") and no other proceedings on the part of CVFLP are necessary to authorize this Agreement or the Additional CVFLP Documents or the consummation of the transactions contemplated hereby. This Agreement and the Additional CVFLP Documents have been executed and delivered by the general partner of CVFLP for and on behalf of CVFLP and, assuming that this Agreement and the Additional Western Documents have been duly and validly executed and delivered by Western and the Principal, constitute legal, valid and binding obligations of CVFLP, enforceable against CVFLP in accordance with their respective terms.

     3.3. Capitalization. The authorized and issued capital stock of each of the CVFLP-Owned Entities is as set forth on Schedule 3.3 to this Agreement.

     3.4. Ownership of Shares. CVFLP has good and valid title to each of the CVFLP-Owned Securities. No person or entity other than CVFLP has any power or right, whether or not shared with any other person or entity, to dispose of or direct the disposition of any CVFLP-Owned Securities or vote or direct the voting of any CVFLP-Owned Securities. CVFLP owns the CVFLP-Owned Securities free and clear from all Liens.

     3.5. Corporate Organization of CVFLP-Owned Entities. Each of the CVFLP-Owned Entities is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction and has the corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted.

     3.6 Personal Property. CVFLP does not own or lease any personal property.

     3.7. Consents and Approvals; Non-Contravention. Neither the execution, delivery or performance of this Agreement or any of the Additional CVFLP Documents by CVFLP, nor the consummation by CVFLP of the transactions contemplated hereby or thereby nor compliance by CVFLP with any of the provisions hereof or thereof will (a) violate any provision of the Amended and Restated Limited Partnership Agreement of CVFLP, (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CVFLP or any of its properties or assets or (c) violate the Limited Partnerships Act (Ontario).

     3.8 CVFLP Financial Statements. The audited balance sheets of CVFLP at December 31, 1994, 1993 and 1992, the audited statements of operations for the years ended December 31, 1994, 1993 and 1992, heretofore delivered to Western (collectively, the "CVFLP Financial Statements"), fairly present the financial condition of CVFLP as of the dates and for the periods indicated and have been prepared in accordance with generally accepted accounting principles as historically and consistently applied.

     3.9 Interim Change. Since December 31, 1994, CVFLP has been operating only in, and has not engaged in any material transaction other than in the ordinary course of business and consistent with past practice.

     3.10. Litigation. There is no claim, action, suit, inquiry, proceeding or investigation pending or, to best knowledge of CVFLP, threatened against or involving CVFLP which, if adversely determined, would either individually or in the aggregate, have a Material Adverse Effect, or which in any manner seeks injunctive or other non-monetary relief or seeks to prevent, enjoin, alter or delay any transaction contemplated hereby, nor is there any basis for any such claim, action, suit, inquiry, proceeding or investigation. CVFLP is not subject to any order, writ, injunction or decree which, individually or in the aggregate, has or in the future would have a Material Adverse Effect on the ability of CVFLP to consummate the transactions contemplated hereby.

     3.11. No Violation. To the best knowledge of CVFLP, CVFLP is not in breach or violation of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default), any term, condition or provision of (a) its Amended and Restated Limited Partnership Agreement, (b) any order, writ, decree, statute, rule or regulation applicable to CVFLP or any of its respective properties or assets or
(c) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CVFLP is a party of by which CVFLP or any of its respective properties or assets may be bound, which breaches, violations or defaults, individually or in the aggregate, could have a Material Adverse Effect. CVFLP has, and is in compliance with, all such licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities as are necessary in order to enable it to own and conduct its business as currently conducted and as proposed to be conducted and to enter into the transactions contemplated hereby, the lack of which, under applicable law, rule or regulation, (x) would render legally impermissible the transactions contemplated by this Agreement or which might result in a material limitation of the benefits expected to be derived by Western as a result of the transactions contemplated hereby or (y) might have a Material Adverse Effect.

     3.12. CVFLP Not a U.S. Person. Neither CVFLP nor any of its general or limited partners is a U.S. Person (as that term is defined in Regulation S under the Securities Act) and none of them is acquiring the Western Securities for the account or benefit of any U.S. Person.

     3.13. Access to Western Information. CVFLP hereby represents that (a) it has been furnished by Western during the course of this transaction with all information regarding Western which it has requested, (b) all documents that have been reasonably requested by CVFLP have been made available for CVFLP's or its counsel's inspection and review, (c) it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Western concerning the terms and conditions of the transfer of the Transferred Assets to Western by it, as consideration for Western's transfer of the Western Securities to CVFLP, and (d) any other additional information which it has requested has been provided. CVFLP hereby agrees and acknowledges that the terms of this Agreement represent the definitive terms of Western's acquisition of the Transferred Assets and shall supersede any terms set forth in any memorandum, document or term sheet and any discussion, agreement or understanding of any and every nature among the parties hereto.

     3.14.  Taxes.

     (a) All returns, declarations, reports, estimates, information returns, and statements (collectively, the "CVFLP Tax Returns") required to be filed by CVFLP for all periods ending on or before the Closing Date have been (or will be) timely filed, and all such CVFLP Tax Returns are true, correct and complete.

     (b) CVFLP has timely paid all Taxes due or claimed to be due by it to any federal, provincial, local or foreign taxing authority in respect to periods (or any portion thereof) ending on or before the Closing Date.

     (c) There are no liens for Taxes upon the assets of CVFLP except liens for Taxes not yet due and payable.

     (d) No deficiency for any Taxes has been proposed, asserted or assessed against CVFLP which has not been resolved and paid in full. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by CVFLP.

     (e) No audit or other proceeding by any federal, provincial, local or foreign court, governmental, regulatory, administrative or similar authority are presently pending with respect to any Taxes or Tax Return of CVFLP.

     (f) CVFLP is not a party to, is not bound by nor has any obligation under, any Tax sharing agreement or similar contract or arrangement. No power of attorney has been granted by CVFLP with respect to any matter relating to taxes which is currently in force.

     3.15. Material Information. No representation or warranty set forth in this Section 3, to the best knowledge of CVFLP, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     4. Covenants of Western and CVFLP. Western and CVFLP agree to comply with their respective covenants below:

     4.1.  Conduct of the Business of Western Prior to the Closing Date.

     (a) Western covenants and agrees with CVFLP that between the date hereof and the Closing Date, unless CVFLP shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), Western shall not:

            (i) incur any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, that include obligations (monetary or otherwise) to be performed by CVFLP, with respect to the operation of the business of Western, after the Closing Date, other than in the ordinary course of business in an amount not to exceed $500.00, except that the Western Transaction Expenses may not exceed $15,000.

            (ii) sell, transfer, lease, mortgage, pledge, or subject to a Lien any of its assets;

            (iii) enter into, amend, or renew any contract that would be a Material Contract;

            (iv) make or grant any wage or salary increase to any employee or director;

            (v) make any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates theretofore adopted;

            (vi) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property or any combination thereof);

            (vii)  amend its Certificate of Incorporation or Bylaws; or

            (viii) enter into any agreement, or otherwise obligate itself, to do any of the foregoing.

     (b) Western covenants and agrees with CVFLP that between the date hereof and the Closing Date, unless

CVFLP otherwise agrees in writing (which agreement shall not be unreasonably delayed) Western shall:

            (i) operate the business of Western in the usual and ordinary course of business, in accordance with past practice and to conduct its business in all material respects in compliance with all applicable laws, rules and regulations;

            (ii)  preserve intact its present business organization;

            (iii) maintain its books and records in the usual and ordinary manner and in accordance with generally accepted accounting principles; and

            (iv) upon prior written notice, provide CVFLP and its authorized representatives with reasonable access during normal business hours to inspect the documents, records and other information relating to the business of Western.

     (c) Western covenants and agrees that it will not, and it will cause its affiliates, partners, employees, attorneys, accountants, investment bankers and other agents and representatives not to, (i) initiate, solicit or encourage any inquiries or proposals with respect to the sale of Western to any person or entity other than CVFLP, (ii) enter into negotiations in connection with any such sale or (iii) enter into any commitment for any such sale.

     4.2. Conduct of the Business of CVFLP Prior to the Closing Date. CVFLP covenants and agrees with Western that between the date hereof and the Closing Date, unless Western shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), CVFLP shall not conduct its business other than in the ordinary course.

     4.3. Consents and Approvals. Each of CVFLP and Western shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed on any of them in connection with the transactions contemplated hereby. CVFLP and Western shall take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by CVFLP or Western in connection with the transactions contemplated hereby.

     4.4. Regulation S. Western agrees that it will not register any transfer of the Western Securities other than transfers made pursuant to Regulation S under the Securities Act, and agrees that each of the Western Securities will be legended to the effect that such transfers of the Western Securities are prohibited except in accordance with Regulation S. CVFLP and each of its limited and general partners agree to resell the Western Securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

     4.5. Approval of Transaction. Western shall call a meeting of its shareholders as required by Nevada law to be held as promptly as practicable for the purpose of approving the transactions contemplated by this Agreement, and will use its best efforts to obtain the approval of its shareholders. Western shall prepare a proxy statement (the "Proxy Statement") to be delivered to Western's shareholders in connection with the meeting.

     4.6. Public Announcements. Except as required by law, securities regulatory authorities or rules and regulations of applicable securities exchanges, neither Western nor CVFLP will issue or cause the publication of any press release or other public announcement with respect to the transaction contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld. Each party will consult with the other prior to making any public disclosure required by law with respect to the transaction contemplated by this Agreement.

     4.7. Conditions to Obligations. Between the date of this Agreement and the Closing Date, Western shall use commercially reasonable efforts to cause the conditions to the obligations of CVFLP set forth in Section 6 to be satisfied on or before the Closing Date, and CVFLP shall use commercially reasonable efforts to cause the conditions to the obligations of Western set forth in Section 5 to be satisfied on or before the Closing Date.

     5.  Conditions to Obligations of Western.

     5.1.  Representations and Warranties; Agreements and Covenants.

     (a) The representations and warranties of CVFLP contained herein shall be accurate in all material respects at the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and CVFLP shall have complied in all material respects with the agreements and covenants contained herein to be performed by CVFLP at or prior to the Closing.

     (b) Western shall have received a certificate of CVFLP, dated as of the Closing Date, certifying that the conditions set forth Section 5.1(a) have been satisfied.

     5.2.  No Injunction.

     (a) No order shall have been issued, enacted, entered, promulgated or enforced, and have not been withdrawn or terminated, by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated by this Agreement or makes such consummation illegal.

     (b) No action, suit, claim or proceeding by any Governmental Entity shall have been commenced (and not terminated) or be pending which seeks to prohibit or restrict the consummation of the transactions contemplated by this Agreement.

     5.3. Opinion of CVFLP's Counsel. CVFLP shall have delivered to Western an opinion dated as of the Closing Date in a form reasonably satisfactory to Western.

     5.4. Approval of Limited Partners. The limited partners of CVFLP shall have approved the consummation of the transactions contemplated by this Agreement in accordance with the Amended and Restated Limited Partnership Agreement and applicable law.

     5.5. Other Deliveries. CVFLP shall have delivered such other documents as previously agreed to among the parties in the form, if any, previously agreed to among the parties.

     6.  Conditions to Obligations of CVFLP.

     6.1.  Representations and Warranties; Agreements and Covenants.

     (a) The representations and warranties of Western and the Principal contained herein shall be accurate in all material respects at the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Western shall have complied in all material respects with the agreements and covenants contained herein to be performed by Western at or prior to the Closing.

     (b) CVFLP shall have received a certificate of Western and the Principal, dated as of the Closing Date, certifying that the conditions set forth Section 6.1(a) have been satisfied.

     6.2.  No Injunction.

     (a) No order shall have been issued, enacted, entered, promulgated or enforced, and have not been withdrawn or terminated, by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated by this Agreement or makes such consummation illegal.

     (b) No action, suit, claim or proceeding by any Governmental Entity shall have been commenced (and not terminated) or be pending which seeks to prohibit or restrict the consummation of the transactions contemplated by this Agreement.

     6.3. Opinion of Western's Counsel. Western shall have delivered to CVFLP an opinion, dated as of the Closing Date, in a form satisfactory to CVFLP's counsel.

     6.4. Good Standing Certificate. Western shall have delivered to CVFLP a good standing certificate, dated as of a date within five days of the Closing Date, from the State of Nevada.

     6.5. Proxy Statement; Approval of Shareholders. Western's shareholders shall have approved the transactions contemplated by this Agreement in accordance with Nevada and other applicable law.

     6.6. Shareholders of Record. Western shall have no more than 450 shareholders of record as of the Closing Date.

     6.7. Change of Western's Name; Resignations of Officers and Directors. Western shall have changed its name to CVF Corp. Each of the directors and officers of Western shall have resigned from office and been replaced by nominees of CVFLP.

     6.8. Certificate of Noland Schneider. CVFLP shall have received a representation letter from Noland Schneider, dated as of the Closing Date, certifying that (i) there is no litigation pending or threatened against Western and (ii) there is no material fact or circumstance known to him that would prevent the consummation of the transactions contemplated by this Agreement.

     6.9. Certificate of Rob Littel and Peter Bordes. CVFLP shall have received a certificate of Rob Littel and Peter Bordes, dated as of the Closing Date, in a form reasonably satisfactory to CVFLP.

     6.10. Other Deliveries. Western shall have delivered such other documents as previously agreed to among the parties in the form, if any, previously agreed to among the parties.

     7.  Survival and Indemnification.

     7.1. Survival. All representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen months; provided that the representations and warranties set forth in Sections 2.3, 2.4 and 2.16 shall survive the Closing indefinitely. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

     7.2.  Indemnification.

     (a) Western and the Principal jointly and severally agree to indemnify and hold harmless CVFLP and its subsidiaries and affiliates and their respective general partners, limited partners, officers, directors, employees and agents against and in respect of any loss, liability (including without limitation any liability for Taxes), damage, deficiency, cost and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees incurred in connection with any claim, suit or proceeding brought against an indemnified party (collectively, "Losses") incurred or sustained by any of them as a result of any breach by Western or the Principal of this Agreement, including the representations, warranties and covenants contained herein or in any agreement, document or other instrument delivered pursuant hereto or in connection herewith.

     (b) CVFLP agrees to indemnify and hold harmless Western against and in respect of any Losses incurred or sustained by it as a result of any breach by CVFLP of the Agreement, including the representations, warranties and covenants contained herein or in any document delivered pursuant hereto or in connection herewith.

     (c) Losses as defined in Section 7.2(a) hereof shall be limited to the amount of actual Losses sustained by the Indemnitee (as hereinafter defined), net of (i) any insurance proceeds recovered by the Indemnitee under its insurance policies and (ii) any tax benefits actually realized by such Indemnitee.

     7.3.  Procedure for Indemnification.

     (a) Any Person or entity entitled to assert a claim for indemnification under this Agreement (the "Indemnitee") shall give prompt written notice to the indemnifying party (the "Indemnitor") of any claim or event known to it which does or may give rise to a claim for indemnification hereunder by the Indemnitee against the Indemnitor; provided that the failure of any Indemnitee to give notice as provided in this Section 7.3 shall not relieve the Indemnitor of its obligations under this Section 7, except to the extent that such failure has materially and adversely affected the rights of the Indemnitor. In the case of any claim for indemnification hereunder arising out of a claim, action, suit or pro-ceeding brought by any Person who is not a party to this Agreement (a "Third Party Claim"), the Indemnitee shall also give the Indemnitor copies of any written claims, process or legal pleadings with respect to such Third Party Claim promptly after such documents are received by the Indemnitee.

     (b) An Indemnitor may elect to compromise or defend, at such Indemnitor's own expense and by such Indemnitor's own counsel, any Third Party Claim. If an Indemnitor elects to compromise or defend a Third Party Claim, it shall, within 30 days of the date of its receipt of the notice provided pursuant to Section 7.3(a) hereof (or sooner, if the nature of such Third Party Claim so requires), notify the related Indemnitee of its intent to do so, and such Indemnitee shall reasonably cooperate in the compromise of, or defense against, such Third Party Claim. Such Indemnitor shall pay such Indemnitee's actual out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitor shall not be liable to such Indemnitee under this
Section 7 for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that such Indemnitee shall have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnitor exists in respect of such claim, and in that event the fees and expenses of such separate counsel shall be paid by such Indemnitor. If an Indemnitor elects not to compromise or defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 7.3, such Indemnitee may pay, compromise or defend such Third Party Claim on behalf of and for the account and risk of the Indemnitor. No Indemnitor shall consent to entry of any judgment or enter into any settlement without the written consent of each related Indemnitee (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such Third Party Claim.

     (c) If there is a reasonable likelihood that a Third Party Claim may adversely affect an Indemnitee, other than as a result of money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder, such Indemnitee will have the right, after consultation with the Indemnitor and at the cost and expense of the Indemnitor, to defend such Third Party Claim.

     (d) If the amount of any Losses shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the related Indemnitor.

     8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     9.  General Provisions.

     9.1. Amendment and Waiver. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

     9.2. Expenses. Each of the parties hereto agrees to pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     9.3. Broker's and Finder's Fees. Except as previously disclosed in writing, Western hereby represents and warrants to CVFLP with respect to Western, and CVFLP hereby represents and warrants to Western with respect to CVFLP, that no Person or entity is entitled to receive from Western, on the one hand, or from CVFLP, on the other hand, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.

     9.4. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (receipt confirmed electronically or otherwise) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to CVFLP:

         Canadian Venture Founders I Limited Partnership
         75 Navy Street
         Suite 300
         Oakville, Ontario L6J 2Z1
         Attention:  Jeffrey Dreben
         Facsimile No.: (905) 842-9774

         With a copy to:

         Skadden, Arps, Slate, Meagher & Flom
         P.O Box 189, Suite 1820
         Royal Bank Plaza, North Tower
         Toronto, Ontario M4Y 1M2
         Attention:  Christopher W. Morgan
         Facsimile No.:  (416) 777-4747

     (b) If to Western:

         Western Growth Corporation
         2077 Elderberry Way
         Sandy, Utah 84092
         Attention:  L. Dee Hall
         Facsimile No.:  (801) 553-8840

         With a copy to:

         Cohne, Rappaport & Segal

         525 East First South
         Fifth Floor
         Salt Lake City, Utah 84102
         Attention:  A.O. Headman, Jr.
         Facsimile No.: (801) 355-1813

     9.5. Entire Agreement; Assignment. This Agreement and the documents referred to herein (a) constitute the entire agreement and supersede all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (provided that any confidentiality agreement shall survive the execution of this Agreement) and (b) shall not be assigned by either party (by operation of law or otherwise) without the prior written consent of the other party, except that CVFLP may assign its rights and obligations under this Agreement to Canadian Venture Founders Management Limited, its general partner.

     9.6. Applicable Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Nevada. The parties hereby consent to the jurisdiction of Nevada state and federal courts over all matters relating to this Agreement.

     9.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, subject to Section 9.5(b) hereof, their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.8. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9. Headings; Pronouns and Conjunctions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated herein or the context otherwise requires, the masculine pronoun shall include the feminine and neuter and the singular shall include the plural. The word "or" shall not be deemed exclusive.

     9.10. Announcements. Except as required by law or the rules of any national securities exchange, for so long as this Agreement is in effect, no announcement of this Agreement or the transactions contemplated hereby shall be made by either party without the written consent of the other party which consent shall not be unreasonably withheld.

     9.11. Severability. In case any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions, or of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement under seal as of the date first written above.


                                         CANADIAN VENTURE FOUNDERS I
                                         LIMITED PARTNERSHIP



                                         By:/s/ Jeffrey Dreben
                                            ----------------------------
                                            Name: Jeffrey Dreben
                                            Title: Managing Director


                                         WESTERN GROWTH CORPORATION



                                         By:/s/ L. Dee Hall
                                            ----------------------------
                                            Name: L. Dee Hall
                                            Title: President



                                            /s/ L. Dee Hall
                                            ----------------------------
                                             L. Dee Hall